Exhibit 99.1

Media Contact: Su Shin (808) 546-2344 su.shin@hawaiiantel.com	Investor Relations Contact: Ngoc Nguyen (808) 546-3475 ngoc.nguyen@hawaiiantel.com

For Immediate Release

Hawaiian Telcom Will Nominate John Fontana to Board

Enters into Agreement with Black Diamond

HONOLULU (Thursday, February 25, 2016) — Today Hawaiian Telcom Holdco, Inc. (NASDAQ: HCOM) (“Hawaiian Telcom” or the “company”) announced it has entered into a Nomination, Standstill and Support Agreement with Black Diamond Capital Management, L.L.C.  The Connecticut-based investment firm has been a substantial investor in Hawaiian Telcom since 2012.  Black Diamond’s confidence in Hawaiian Telcom has steadily increased along with its investment in the company.  With approximately 23 percent of Hawaiian Telcom’s common shares, Black Diamond, through its managed funds, is now Hawaiian Telcom’s largest shareholder.

Under the Agreement, the Company’s Board of Directors has agreed to nominate John Fontana (or another Black Diamond representative) at each of the Company’s next three annual meetings of stockholders to serve on Hawaiian Telcom’s Board of Directors.  Fontana is a Senior Managing Director at Black Diamond, where he oversees a number of Black Diamond’s key investments. He is a seasoned executive possessing extensive direct corporate operational experience as well “as experience managing companies on behalf of well-established investment firms.  Prior to joining Black Diamond, Fontana was the President of Yankee Candle International and his prior positions included serving as a partner with Deloitte & Touche in its leveraged transactions group.”  He received a bachelor’s degree in economics and political science from Yale University and an MBA from the Tuck School of Business at Dartmouth College.

“We are confident that Black Diamond’s expertise and John’s advice as a board member will enhance our shared objective to increase shareholder value,” said Scott K. Barber, Hawaiian Telcom’s President and CEO.  “This Agreement provides a means for Black Diamond to be actively engaged with us.  We look forward to wide ranging and open discussions with John Fontana on growing Hawaiian Telcom as Hawaii’s Technology Leader.”

“The investment Hawaiian Telcom has made in the state’s broadband infrastructure uniquely positions the company to increase both its margins and its market share in the growing broadband and cloud-services industry,” said Fontana.  “I’m confident in the direction and leadership of the management team and look forward to working with the Board to execute the company’s strategic plan, ultimately unlocking additional value at Hawaiian Telcom.”

As part of the Agreement, the Company will also submit a letter to the Hawai‘i Public Utilities Commission in support of Black Diamond’s petition to increase its ownership of the Company’s outstanding common stock.  The Company has agreed to support Black Diamond increasing its ownership stake to up to 31.5 percent.

In connection with the Company’s agreement to nominate a Black Diamond representative to Hawaiian Telcom’s Board of Directors and to support Black Diamond’s petition before the Hawai‘i Public Utilities Commission, Black Diamond has agreed to customary standstill and support commitments for a term of three years.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expected”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to: failures in Hawaiian Telcom’s critical back office systems and IT infrastructure; breach of the our data security systems; increases in the amount of capital expenditures required to execute our business plan; the loss of certain outsourcing agreements, or the failure of any third party to perform under these agreements; our ability to sell capacity on the new submarine fiber cable project; adverse changes to applicable laws and regulations; the failure to adequately adapt to technological changes in the telecommunications industry, including changes in consumer technology preferences; adverse economic conditions in Hawai‘i; the availability of lump sum distributions under our union pension plan; limitations on the ability to utilize net operating losses due to an ownership change under Internal Revenue Code Section 382; the inability to service our indebtedness; limitations imposed on our business from restrictive covenants in the credit agreements; severe weather conditions and natural disasters; network disruptions or other delays or interruptions of service; and failure to renegotiate programming contracts with television content providers.  More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2014 Annual Report on Form 10-K. The information contained in this release is as of February 25, 2016. It is anticipated that subsequent events and developments may cause estimates to change, and the Company undertakes no duty to update forward-looking statements.

About Hawaiian Telcom

Hawaiian Telcom (NASDAQ: HCOM), headquartered in Honolulu, is Hawai‘i’s technology leader, providing integrated communications, broadband, data center and entertainment solutions for business and residential customers. With roots in Hawai‘i beginning in 1883, the Company offers a full range of services including Internet, video, voice, wireless, data network solutions and security, colocation, and managed and cloud services supported by the reach and reliability of its next generation fiber network and a 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience. For more information, visit hawaiiantel.com.

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